Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Oct. 30, 2024) - Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2024.
“Strong growth in sales and earnings this quarter reflects the momentum we're building throughout our business. We continue to invest heavily in our rapidly advancing pipeline, with a focus on delivering innovative therapies across our core therapeutic areas,” said Robert A. Bradway, chairman and chief executive officer.
Key results include:
•For the third quarter, total revenues increased 23% to $8.5 billion in comparison to the third quarter of 2023.
◦Product sales grew 24%, driven by 29% volume growth, partially offset by 2% lower net selling price. Excluding sales from our Horizon Therapeutics (Horizon) acquisition, product sales grew 8%, driven by volume growth of 12%.
◦Ten products delivered at least double-digit sales growth in the third quarter, including Repatha® (evolocumab), TEZSPIRE® (tezepelumab-ekko), BLINCYTO® (blinatumomab), EVENITY® (romosozumab-aqqg), and TAVNEOS® (avacopan).
◦Our performance included $1.2 billion of sales from our rare disease products, driven by several first-in-class, early-in-lifecycle medicines, including TEPEZZA® (teprotumumab-trbw), KRYSTEXXA® (pegloticase), UPLIZNA® (inebilizumab-cdon), and TAVNEOS® (avacopan).
•GAAP earnings per share (EPS) increased 62% from $3.22 to $5.22, driven by mark-to-market gains on our BeiGene, Ltd. (BeiGene) equity investment and higher revenues, partially offset by higher operating expenses, including amortization expense from Horizon-acquired assets and incremental expenses from Horizon.
◦GAAP operating income remained relatively unchanged at $2.0 billion, and GAAP operating margin decreased 5.8 percentage points to 25.1%.
•Non-GAAP EPS increased 13% from $4.96 to $5.58, driven by higher revenues, partially offset by higher operating expenses, including incremental expenses from Horizon, and interest expense.
◦Non-GAAP operating income increased from $3.4 billion to $4.0 billion, and non-GAAP operating margin decreased 2.4 percentage points to 49.6%.
•The Company generated $3.3 billion of free cash flow in the third quarter of 2024 versus $2.5 billion in the third quarter of 2023, driven by business performance and timing of working capital items, partially offset by lower interest income.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 40% year-over-year to $567 million in the third quarter, driven by 41% volume growth and 8% favorable changes to estimated sales deductions, partially offset by 10% lower net selling price.

•EVENITY® (romosozumab-aqqg) sales increased 30% year-over-year to $399 million in the third quarter, driven by volume growth.

•Prolia® (denosumab) sales increased 6% year-over-year to $1.0 billion in the third quarter, driven by 9% volume growth, partially offset by lower inventory levels.

Oncology

•BLINCYTO® (blinatumomab) sales increased 49% year-over-year to $327 million in the third quarter, primarily driven by volume growth.

•Vectibix® (panitumumab) sales increased 12% year-over-year to $282 million in the third quarter, primarily driven by volume growth.

•KYPROLIS® (carfilzomib) sales increased 8% year-over-year to $378 million in the third quarter, primarily driven by volume growth outside the U.S.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 88% year-over-year to $98 million in the third quarter, driven by volume growth and favorable changes to estimated sales deductions.

•XGEVA® (denosumab) sales increased 4% year-over-year to $541 million in the third quarter, driven by higher net selling price.

•Nplate® (romiplostim) sales increased 9% year-over-year to $456 million in the third quarter. U.S. government orders were $128 million in Q3’24 compared to $142 million in Q3’23. Excluding these U.S. government orders, Nplate sales grew 18% year-over-year in the third quarter, driven by 14% volume growth and higher net selling price.

•IMDELLTRA™ (tarlatamab-dlle) generated $36 million of sales in the third quarter. Sales increased 200% quarter-over-quarter, driven by volume growth. IMDELLTRA is the first and only FDA-approved bispecific T-cell engager (BiTE®) therapy for the treatment of extensive-stage small cell lung cancer (ES-SCLC).

•MVASI® (bevacizumab-awwb) sales decreased 8% year-over-year to $195 million in the third quarter. Going forward, we expect continued sales erosion driven by competition.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 67% year-over-year to $269 million in the third quarter, driven by volume growth.

•Otezla® (apremilast) sales decreased 1% year-over-year to $564 million in the third quarter, primarily driven by 7% lower net selling price, partially offset by 5% volume growth.

•Enbrel® (etanercept) sales decreased 20% year-over-year to $825 million in the third quarter, primarily driven by 13% unfavorable changes to estimated sales deductions and 12% lower net selling price. Going forward, we expect continued declining net selling price and relatively flat volumes.

•AMJEVITA®/AMGEVITA™ (adalimumab) sales increased 9% year-over-year to $166 million in the third quarter.

Rare Disease

Except for TAVNEOS®, the products listed below were added through the acquisition of Horizon on Oct. 6, 2023.

•TEPEZZA® (teprotumumab-trbw) generated $488 million of sales in the third quarter. TEPEZZA is the first and only FDA-approved treatment for thyroid eye disease (TED).

•KRYSTEXXA® (pegloticase) generated $310 million of sales in the third quarter. KRYSTEXXA is the first and only FDA-approved treatment for chronic refractory gout.

•UPLIZNA® (inebilizumab-cdon) generated $106 million of sales in the third quarter. UPLIZNA is used to treat adults with neuromyelitis optica spectrum disorder.

•TAVNEOS® (avacopan) generated $80 million of sales in the third quarter. Sales increased 116% year-over-year, primarily driven by volume growth. TAVNEOS is a first-in-class treatment for severe active anti-neutrophil cytoplasmic autoantibody-associated vasculitis (ANCA-associated vasculitis).

•Ultra-Rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), QUINSAIR® (levofloxacin) and BUPHENYL® (sodium phenylbutyrate), generated $188 million of sales in the third quarter.

Established Products

•Our established products, which consist of EPOGEN® (epoetin alfa), Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide) and Neulasta® (pegfilgrastim), generated $550 million of sales. Sales decreased 7% year-over-year for the third quarter, driven by volume declines. In the aggregate, we expect the year-over-year volume declines for this portfolio of products to continue.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ’24			Q3 ’23	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$281	$286	$567	$406	40%
EVENITY®	289	110	399	307	30%
Prolia®	683	362	1,045	986	6%
BLINCYTO®	237	90	327	220	49%
Vectibix®	132	150	282	252	12%
KYPROLIS®	238	140	378	349	8%
LUMAKRAS®/LUMYKRAS™	53	45	98	52	88%
XGEVA®	373	168	541	519	4%
Nplate®	345	111	456	419	9%
IMDELLTRA™	36	—	36	—	N/A
MVASI®	136	59	195	213	(8%)
TEZSPIRE®	269	—	269	161	67%
Otezla®	460	104	564	567	(1%)
Enbrel®	817	8	825	1,035	(20%)
AMJEVITA®/AMGEVITA™	28	138	166	152	9%
TEPEZZA®(1)	482	6	488	—	N/A
KRYSTEXXA®(1)	310	—	310	—	N/A
UPLIZNA®(1)	74	32	106	—	N/A
TAVNEOS®	74	6	80	37	*
Ultra-Rare products(1)	180	8	188	—	N/A
EPOGEN®	33	—	33	50	(34%)
Aranesp®	105	232	337	323	4%
Parsabiv®	32	38	70	95	(26%)
Neulasta®	84	26	110	124	(11%)
Other products(2)	228	53	281	281	—%
Total product sales	$5,979	$2,172	$8,151	$6,548	24%

N/A = not applicable
*Change in excess of 100%
(1) Horizon-acquired products, and the Ultra-Rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, QUINSAIR® and BUPHENYL®.
(2) Consists of (i) Aimovig®, RIABNI®, KANJINTI®, AVSOLA®, NEUPOGEN®, IMLYGIC®, BEKEMV™, Corlanor®, WEZLANA™/WEZENLA™ and Sensipar®/Mimpara™, where Biosimilars total $148 million in Q3 ’24 and $104 million in Q3 ’23; and (ii) Horizon-acquired products including RAYOS® and PENNSAID®.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis for the third quarter:
•Total Operating Expenses increased 32% year-over-year. Cost of Sales as a percentage of product sales increased 13.0 percentage points driven by higher amortization expense from Horizon acquisition-related assets and, to a lesser extent, higher royalties and profit share. Research & Development (R&D) expenses increased 34% driven by higher spend in later-stage clinical programs, marketed product support, and research and early pipeline, including Horizon-acquired programs. Selling, General & Administrative (SG&A) expenses increased 20% primarily driven by commercial expenses related to Horizon-acquired products. Other operating expenses consisted primarily of an impairment charge associated with an IPR&D asset and changes in the fair values of contingent consideration liabilities, both related to our Teneobio, Inc. acquisition from 2021.
•Operating Margin as a percentage of product sales decreased 5.8 percentage points year-over-year to 25.1%.
•Tax Rate decreased 2.4 percentage points year-over-year primarily due to the change in earnings mix as a result of the inclusion of the Horizon business, partially offset by quarter-to-date 2024 unrealized gains on our strategic equity investments, primarily BeiGene.
On a non-GAAP basis for the third quarter:
•Total Operating Expenses increased 27% year-over-year. Cost of Sales as a percentage of product sales increased 0.4 percentage points driven by higher royalties and profit share, partially offset by lower manufacturing costs and changes in sales mix. R&D expenses increased 35% driven by higher spend in later-stage clinical programs, marketed product support, and research and early pipeline, including Horizon-acquired programs. SG&A expenses increased 21%, primarily driven by commercial expenses related to Horizon-acquired products.
•Operating Margin as a percentage of product sales decreased 2.4 percentage points year-over-year to 49.6%.
•Tax Rate decreased 2.7 percentage points year-over-year primarily due to the change in earnings mix as a result of the inclusion of the Horizon business.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q3 ’24	Q3 ’23	YOY Δ	Q3 ’24	Q3 ’23	YOY Δ
Cost of Sales	$3,310	$1,806	83%	$1,454	$1,137	28%
% of product sales	40.6%	27.6%	13.0 pts.	17.8%	17.4%	0.4 pts.
Research & Development	$1,450	$1,079	34%	$1,440	$1,070	35%
% of product sales	17.8%	16.5%	1.3 pts.	17.7%	16.3%	1.4 pts.
Selling, General & Administrative	$1,625	$1,353	20%	$1,565	$1,293	21%
% of product sales	19.9%	20.7%	(0.8) pts.	19.2%	19.7%	(0.5) pts.
Other	$71	$644	(89%)	$—	$—	N/A
Total Operating Expenses	$6,456	$4,882	32%	$4,459	$3,500	27%

Operating Margin
operating income as % of product sales	25.1%	30.9%	(5.8) pts.	49.6%	52.0%	(2.4) pts.

Tax Rate	8.7%	11.1%	(2.4) pts.	13.4%	16.1%	(2.7) pts.

pts: percentage points
N/A = not applicable

Cash Flow and Balance Sheet
•The Company generated $3.3 billion of free cash flow in the third quarter of 2024 versus $2.5 billion in the third quarter of 2023, driven by business performance and timing of working capital items, partially offset by lower interest income.
•The Company’s third quarter 2024 dividend of $2.25 per share was declared on August 2, 2024, and was paid on September 6, 2024, to all stockholders of record as of August 16, 2024, representing a 6% increase from this same period in 2023.
•During the third quarter, the Company reduced principal debt outstanding by $2.5 billion. Year-to-date, the Company has reduced principal debt outstanding by $4.5 billion.
•Cash and investments totaled $9.0 billion and debt outstanding totaled $60.4 billion as of September 30, 2024.

$Billions, except shares	Q3 ’24	Q3 ’23	YOY Δ
Operating Cash Flow	$3.6	$2.8	$0.8
Capital Expenditures	$0.3	$0.2	$0.0
Free Cash Flow	$3.3	$2.5	$0.8
Dividends Paid	$1.2	$1.1	$0.1
Share Repurchases	$0.0	$—	$0.0
Average Diluted Shares (millions)	542	538	4

Note: Numbers may not add due to rounding

$Billions	9/30/24	12/31/23	YTD Δ
Cash and Investments	$9.0	$10.9	$(1.9)
Debt Outstanding	$60.4	$64.6	$(4.2)

Note: Numbers may not add due to rounding

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

2024 Guidance
For the full year 2024, the Company now expects:
•Total revenues in the range of $33.0 billion to $33.8 billion.
•On a GAAP basis, EPS in the range of $8.71 to $9.56, and a tax rate in the range of 9.0% to 10.5%.
•On a non-GAAP basis, EPS in the range of $19.20 to $20.00, and a tax rate in the range of 14.0% to 15.0%.
•Capital expenditures to be approximately $1.3 billion.
•Share repurchases not to exceed $500 million.

Third Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide is a multispecific molecule that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon like peptide 1 (GLP-1) receptor.
•A Phase 2 study of MariTide is ongoing in adults who are living with overweight or obesity, with or without Type 2 diabetes mellitus. Topline data are anticipated in late 2024.
•Planning for a broad Phase 3 program across multiple indications remains on track.
•A Phase 2 study investigating MariTide was initiated for the treatment of Type 2 diabetes in patients with and without obesity.

AMG 513
•A Phase 1 study of AMG 513 was initiated and is enrolling patients living with obesity.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The Ocean(a)-Outcomes trial, a Phase 3 cardiovascular outcomes study, is ongoing in patients with atherosclerotic cardiovascular disease and elevated Lp(a).

Repatha
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of cardiovascular (CV) events, is ongoing.
•VESALIUS-CV, a Phase 3 CV outcomes study of Repatha, is ongoing in patients at high CV risk without prior myocardial infarction or stroke.
•In September data were presented from:
◦a sub-analysis of the FOURIER trial demonstrating that patients with obesity (BMI >35) are at an increased risk of CV events. Repatha treatment of patients with obesity resulted in a reduction in the composite endpoint of CV death, myocardial infarction, stroke, hospitalization for unstable angina or coronary revascularization at 3 years [HR 0.71 (0.59-0.86), and Absolute Risk Reduction = 5.65%]
◦the SLICE-CEA study, the first randomized trial of Repatha in patients with asymptomatic severe high-risk carotid artery stenosis. The study demonstrated that 6 months of Repatha treatment led to significant reductions in lipid rich necrotic

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

core (LRNC) volume (p=0.017) and its components, intraplaque hemorrhage (IPH) (p=0.037) and lipid volume (p=0.023) in the carotid vessels, as assessed by MRI.

Oncology
IMDELLTRA
•IMDELLTRA is a first-in-class delta-like ligand 3 (DLL3) targeting BiTE® (bispecific T-cell engager) molecule.
•The Company is advancing a comprehensive global clinical development program across extensive-stage and limited-stage small cell lung cancer (SCLC):
◦DeLLphi-304, a Phase 3 study comparing IMDELLTRA with standard of care chemotherapy in second-line extensive-stage small cell lung cancer (ES-SCLC), is ongoing.
◦DeLLphi-305, a Phase 3 study comparing IMDELLTRA and durvalumab with durvalumab alone, is enrolling patients with first-line ES-SCLC.
◦DeLLphi-306, a Phase 3 study comparing IMDELLTRA with placebo following concurrent chemoradiation therapy, is enrolling patients with limited-stage SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, was initiated in patients with second line or later ES-SCLC.
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor +/- carboplatin and etoposide, is ongoing in patients with first-line ES-SCLC.
◦DeLLphi-302, a Phase 1b study of IMDELLTRA in combination with AMG 404 in patients with second-line or later SCLC, is complete. AMG 404 is an anti-programmed cell death protein 1 (PD1) monoclonal antibody.
•DeLLpro-300, a Phase 1b study of IMDELLTRA in patients with previously treated de novo or treatment-emergent neuroendocrine prostate cancer, is complete.
•In September, data were presented from:
◦DeLLphi-301, a Phase 2 study of IMDELLTRA where extended follow-up data demonstrated sustained anti-cancer activity and a manageable safety profile in patients with ES-SCLC previously treated with platinum-based chemotherapy. Among 100 patients treated with the 10 mg dose level, the median duration of response was 9.7 months (95% CI, 6.9‒NE) and the median overall survival was 15.2 months. No new safety concerns were identified.
◦DeLLphi-303, a Phase 1b study of IMDELLTRA combined with a PD-L1 inhibitor as first-line ES-SCLC maintenance therapy. With a median follow-up of 10.0 months (range 1.4 - 20.4), IMDELLTRA in combination with a PD-L1 inhibitor, demonstrated a manageable safety profile with durable disease control [median duration of disease control: 9.3 months (95% CI: 5.6–not estimable)] and notable survival outcomes [median PFS 5.6 months (95% CI: 3.6–9.0), 9-month Kaplan-Meier estimate for OS of 88.9%].

BLINCYTO
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, continues to enroll older adult patients with newly diagnosed Philadelphia chromosome (Ph)-negative B-cell precursor acute lymphoblastic leukemia (B-ALL).
•A Phase 1/2 study of subcutaneous blinatumomab has completed enrollment in the dose-expansion and optimization phase in adult patients with relapsed or refractory Ph-

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

negative B-ALL. The Company is planning to advance blinatumomab subcutaneous administration to a potentially registration-enabling Phase 2 portion of this study with initiation in H2 2025.

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).
•The Company will initiate a Phase 3 study in post-taxane metastatic castrate resistant prostate cancer (mCRPC) in fourth quarter of 2024.
•A Phase 1 monotherapy dose-expansion study of xaluritamig is ongoing in patients with mCRPC and has completed enrollment of patients in a reduced monitoring after treatment administration cohort. A fully outpatient treatment cohort continues to enroll patients to further improve administration convenience.
•A Phase 1 combination of xaluritamig with enzalutamide or abiraterone continues to enroll patients with mCRPC in dose-escalation and dose-expansion respectively.
•A Phase 1b study evaluating neoadjuvant xaluritamig therapy prior to radical prostatectomy was initiated in patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study was initiated and is now enrolling patients to evaluate xaluritamig in patients with high-risk nonmetastatic hormone-sensitive prostate cancer after definitive therapy.
•In September results were presented from:
◦a Phase 1 dose exploration cohort evaluating xaluritamig monotherapy in patients with mCRPC where with a median follow-up of 27.9 months, the median OS was 17.7 months across all cohorts. An encouraging PSA90 rate (45.1%) was also observed in high-dose cohorts, and presence of PSA90 response was associated with survival (p = 0.0044), potentially serving as an early indicator for benefit in these patients.
◦a Phase 1 dose-expansion cohort evaluating xaluritamig monotherapy using multiple dosing regimens in patients with mCRPC demonstrated that the 1.5 mg Q2W target dosing regimen is the most favorable efficacy and safety profile and will be the recommended Phase 3 dose and schedule.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•A Phase 1/1b/2 study of AMG 193 continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies is enrolling patients with advanced MTAP-null thoracic malignancies.
•A Phase 1b study of AMG 193 in combination with other therapies in advanced MTAP-null gastrointestinal, biliary tract, and pancreatic cancers is enrolling patients.
•A Phase 1/2 study of AMG 193 in combination with IDE397, an investigational methionine adenosyltransferase 2A (MAT2A) inhibitor, continues to enroll patients with advanced MTAP-null solid tumors.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

•A Phase 2 study evaluating the efficacy, safety, tolerability, and pharmacokinetics of AMG 193 was initiated in patients with MTAP-null previously treated advanced non-small cell lung cancer (NSCLC).
•In September, data were presented from a Phase 1 dose-escalation and initial dose-expansion study of AMG 193 in patients with MTAP-null solid tumors. The data demonstrated monotherapy activity and an acceptable safety profile. These data open opportunities to explore both monotherapy and combination therapy development strategies.

Bemarituzumab
•Bemarituzumab is a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody.
•FORTITUDE-101, a Phase 3 study of bemarituzumab plus chemotherapy, is ongoing in patients with first-line gastric cancer.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab in patients with first-line gastric cancer, has completed enrollment of the Phase 3 portion of the study.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab, continues to enroll patients in first-line gastric cancer.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy, is ongoing in patients with solid tumors with FGFR2b overexpression.

Nplate
•The primary analysis of a Phase 3 study of Nplate as supportive care in chemotherapy-induced thrombocytopenia in gastrointestinal malignancies is complete. The Company continues to follow patients through a planned final analysis in H1 2025. Data presentation at a medical congress is anticipated in mid-2025.

LUMAKRAS/LUMYKRAS
•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and programmed PD-L1 negative advanced NSCLC.
•Regulatory review by the European Medicines Agency (EMA) of the CodeBreaK 200 Phase 3 study of adults with previously treated locally advanced or metastatic KRAS G12C–mutated NSCLC along with data from the Phase 2 dose-comparison substudy is ongoing.
•The U.S Food and Drug Administration (FDA) extended the Prescription Drug User Fee Act (PDUFA) date for the Phase 3 CodeBreaK 300 study of LUMAKRAS plus Vectibix vs. investigator’s choice of therapy in KRAS G12C–mutated metastatic colorectal cancer (CRC) from October 17, 2024 to January 17, 2025 to allow time for review of recently submitted supplemental data.
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI, is enrolling patients with first-line KRAS G12C–mutated CRC.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Inflammation
TEZSPIRE
•The Company is planning to initiate Phase 3 studies in patients with moderate to very severe chronic obstructive pulmonary disease (COPD) and a BEC ≥ 150 cells/µl or greater. Study initiation is anticipated in H1 2025.
•A Phase 3 study of TEZSPIRE is ongoing in patients with chronic rhinosinusitis with nasal polyps. Data readout is anticipated in H2 2024.
•A Phase 3 study of TEZSPIRE continues to enroll patients with eosinophilic esophagitis.
•In severe asthma, the WAYFINDER Phase 3b study and the PASSAGE Phase 4 real-world effectiveness study are fully enrolled. The SUNRISE Phase 3 study continues to enroll patients.

Rocatinlimab (AMG 451/KHK4083)
•Rocatinlimab is a first-in-class T-cell rebalancing monoclonal antibody targeting the OX40 receptor.
•The eight study ROCKET Phase 3 program continues to enroll patients with moderate-to-severe atopic dermatitis (AD). To date, over 3,200 patients have been enrolled in the ROCKET program, with six studies having completed enrollment.
•In September, the Company reported results from the Phase 3 HORIZON study (part of the ROCKET program), evaluating rocatinlimab monotherapy vs. placebo in adults with moderate-to-severe AD. The study met its co-primary endpoints and all key secondary endpoints, achieving statistical significance versus placebo at week 24.
◦32.8% of patients in the rocatinlimab group achieved ≥ 75% reduction from baseline in Eczema Area and Severity Index score (EASI-75), compared to 13.7% placebo treated (19.1% difference, p<0.001).
◦19.3% of patients in the rocatinlimab group achieved a Validated Investigator's Global Assessment for Atopic Dermatitis (vIGA-ADTM) score of 0 (clear) or 1 (almost clear) with a ≥ 2-point reduction from baseline, compared to 6.6% in placebo (12.8% difference, p<0.001).
◦In the U.S., a more stringent scoring method was used (revised Investigator's Global Assessment, or rIGA) where 16.4% of patients in the rocatinlimab group achieved a score of 0 (clear) or 1 (almost clear) with a ≥ 2-point reduction from baseline, compared to 4.9% in placebo (11.5% difference, p<0.001).
◦Safety findings were consistent with those seen in the Phase 2b AD study.
•Additional key data readouts from the ROCKET Phase 3 program are expected in late 2024 through H2 2025:
◦ROCKET SHUTTLE is a 24-week study evaluating rocatinlimab in combination with topical corticosteroids and/or topical calcineurin inhibitors in adult patients with moderate-to-severe AD. Data readout is anticipated in late 2024 to early 2025.
◦ROCKET IGNITE is a 24-week study evaluating rocatinlimab monotherapy in adult patients with moderate-to-severe AD. Data readout is anticipated in late 2024 to early 2025.
◦ROCKET ASCEND is a study evaluating rocatinlimab maintenance therapy in adult and adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.
◦ROCKET ASTRO is a 52-week study evaluating rocatinlimab in adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

•A Phase 2 study of rocatinlimab is enrolling patients with moderate-to-severe asthma.
•A Phase 3 study of rocatinlimab is enrolling patients with prurigo nodularis.

Otezla
•In September data were presented from:
◦a Phase 3 study of Japanese patients with Palmoplantar Pustulosis (PPP) demonstrating maintained or increased efficacy (compared with the week 16 primary analysis) and no new safety signals with 52 weeks of Otezla treatment.
◦the DISCREET moderate-to-severe genital psoriasis study demonstrating that improvements in disease severity, symptoms, and quality of life with Otezla treatment were maintained at week 32. No new safety signals were observed.
◦the FOREMOST study of patients with oligoarticular psoriatic arthritis, where Otezla demonstrated sustained benefits in skin, joint, fatigue, and pain symptoms through 48-weeks.

Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE) molecule targeting CD19.
•A Phase 2 study of blinatumomab was initiated in patients with autoimmune disease with an initial focus on systemic lupus erythematosus (SLE) with nephritis.

Inebilizumab
•Inebilizumab is a monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab was initiated in patients with autoimmune disease with an initial focus on SLE with nephritis.

Efavaleukin alfa (AMG 592)
•Efavaleukin alfa is an interleukin 2 (IL 2) mutein Fc fusion protein.
•A Phase 2b study of efavaleukin alfa in patients with ulcerative colitis was terminated due to the study meeting a prespecified futility threshold, and not related to safety concerns.

Ordesekimab (AMG 714/PRV-015)
•Ordesekimab is a monoclonal antibody that binds interleukin-15.
•A Phase 2b study of ordesekimab is ongoing in patients with nonresponsive celiac disease.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab).
•A Phase 2 study was initiated in patients with asthma.

Rare Disease
TAVNEOS
•A Phase 3, open-label study of TAVNEOS in combination with Rituximab or a cyclophosphamide-containing regimen is enrolling patients from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA) / Microscopic Polyangiitis (MPA)).

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

TEPEZZA
•In September, TEPEZZA was approved for the treatment of active Thyroid Eye Disease (TED) by Japan's Ministry of Health, Labour and Welfare (MHLW). Regulatory review in multiple additional geographies continues.
•A Phase 3 study of TEPEZZA in Japan continues to enroll patients with chronic or low clinical activity score TED.
•A Phase 3 study evaluating the subcutaneous route of administration of teprotumumab is enrolling patients with TED.

KRYSTEXXA
•Data from the AGILE study evaluating the safety, tolerability, and efficacy of KRYSTEXXA administered with a shorter infusion duration in patients with uncontrolled gout receiving methotrexate as co-administration will be presented at the American College of Rheumatology Convergence (ACR) in November.

UPLIZNA
•The Company recently presented results of the Phase 3 MINT clinical study evaluating the efficacy and safety of UPLIZNA for the treatment of generalized myasthenia gravis (gMG).
◦UPLIZNA demonstrated a clinically meaningful and statistically significant Myasthenia Gravis Activities of Daily Living (MG-ADL) score improvement after two doses compared to placebo at Week 26: -4.2 overall improvement, -1.9 placebo adjusted (p < 0.0001, primary endpoint).
•In the acetylcholine receptor autoantibody-positive (AChR+) population, UPLIZNA demonstrated a clinically meaningful and statistically significant MG-ADL score improvement compared to placebo at Week 26: -4.2 overall improvement, -1.8 placebo adjusted (p = 0.0015, secondary endpoint).
•In the muscle-specific kinase autoantibody-positive (MuSK+) population, UPLIZNA demonstrated a clinically meaningful and statistically significant MG-ADL score improvement compared to placebo at Week 26: -3.9 overall improvement, -2.2 placebo adjusted (p = 0.0297, secondary endpoint).
◦UPLIZNA demonstrated a statistically significant Quantitative Myasthenia Gravis (QMG) score improvement after two doses compared to placebo at week 26: -4.8 overall improvement, -2.5 placebo adjusted (p = 0.0002, secondary endpoint).
•In the AChR+ population, UPLIZNA demonstrated a clinically meaningful and statistically significant QMG score improvement compared to placebo at week 26: -4.4 overall improvement, -2.5 placebo adjusted (p = 0.0011, secondary endpoint).
•In the MuSK+ population, the mean change from baseline in QMG score at Week 26 showed a trend favoring UPLIZNA but was not statistically significant (-5.2 for UPLIZNA and -3.0 for placebo, difference -2.3, p=0.1326).
◦Patients who entered the study taking corticosteroids were tapered down starting at Week 4 to prednisone 5 mg per day by Week 24.
◦The overall safety results during the placebo-controlled period of the study were consistent with the known safety profile of UPLIZNA.
•52-week data from the AChR+ cohort and from AChR+ and MuSK+ patients in the open-label period of the study will be presented at a future date.
•Planning for regulatory submissions for gMG is underway.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

•In August, the FDA granted Breakthrough Therapy Designation for UPLIZNA in the treatment of Immunoglobulin G4-related diseases (IgG4-RD) based upon data from the Phase 3 MITIGATE study. Regulatory filing activities for IgG4-RD are underway.
•MITIGATE results will be presented at ACR in November.

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of dazodalibep in Sjögren’s disease are enrolling patients. The first study is in patients with moderate-to-severe systemic disease activity, and the second study is in patients with moderate-to-severe symptomatic burden and low systemic disease activity.

Daxdilimab
•Daxdilimab is a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•A Phase 2 study of daxdilimab is ongoing in patients with moderate-to-severe active primary discoid lupus erythematosus refractory to standard of care.
•A Phase 2 study of daxdilimab is ongoing in patients with dermatomyositis and antisynthetase inflammatory myositis.

Fipaxalparant
•Fipaxalparant is a lysophosphatidic acid receptor 1 (LPAR1) antagonist.
•A Phase 2 study of fipaxalparant in patients with idiopathic pulmonary fibrosis is complete. The study did not meet any of the primary or secondary endpoints. Development of fipaxalparant in this indication will be discontinued.
•A Phase 2 study of fipaxalparant has completed enrollment of patients with diffuse cutaneous systemic sclerosis.

Biosimilars
•In August, the FDA approved PAVBLUTM (aflibercept-ayyh) (ABP 938), a biosimilar candidate to EYLEA® (aflibercept), for the treatment of retinal conditions, including neovascular age-related macular degeneration (wet AMD), macular edema following retinal vein occlusion, diabetic macular edema, and diabetic retinopathy.
•A randomized, double-blind pharmacokinetic similarity study of ABP 206 compared with OPDIVO® (nivolumab) is enrolling patients with resected stage III or stage IV melanoma in the adjuvant setting.
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO is enrolling patients with treatment-naïve unresectable or metastatic melanoma.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared to KEYTRUDA® (pembrolizumab) is enrolling patients with advanced or metastatic non-squamous non-small cell lung cancer.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.
Ordesekimab, formerly AMG 714 and also known as PRV-015, is being developed in collaboration with Provention Bio, a Sanofi Company. For the purposes of the collaboration, Provention Bio conducts a clinical trial and leads certain development and regulatory activities for the program.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
IDE397 is an investigational MAT2A inhibitor from IDEAYA Biosciences.
EYLEA is a registered trademark of Regeneron Pharmaceuticals, Inc.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the third quarters of 2024 and 2023, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2024 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2024 and 2023. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to help millions of patients in their fight against some of the world’s toughest diseases. More than 40 years ago, Amgen helped to establish the biotechnology industry and remains on the cutting-edge of innovation, using technology and human genetic data to push beyond what’s known today. Amgen is advancing a broad and deep pipeline that builds on its existing portfolio of medicines to treat cancer, heart disease, osteoporosis, inflammatory diseases and rare diseases.
In 2024, Amgen was named one of the “World’s Most Innovative Companies” by Fast Company and one of “America’s Best Large Employers” by Forbes, among other external recognitions. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, TikTok, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), our acquisitions of Teneobio, Inc., ChemoCentryx, Inc., or Horizon (including the prospective performance and outlook of Horizon's business, performance and opportunities and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition, and any projected impacts from the Horizon acquisition on our acquisition-related

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

expenses going forward), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors,

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Justin Claeys, 805-313-9775 (investors)

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenues:
Product sales	$8,151	$6,548	$23,310	$19,077
Other revenues	352	355	1,028	917
Total revenues	8,503	6,903	24,338	19,994

Operating expenses:
Cost of sales	3,310	1,806	9,746	5,339
Research and development	1,450	1,079	4,240	3,250
Selling, general and administrative	1,625	1,353	5,218	3,905
Other	71	644	187	874
Total operating expenses	6,456	4,882	19,391	13,368

Operating income	2,047	2,021	4,947	6,626

Other income (expense):
Interest expense, net	(776)	(759)	(2,408)	(2,054)
Other income, net	1,830	685	1,288	2,431

Income before income taxes	3,101	1,947	3,827	7,003

Provision for income taxes	271	217	364	1,053

Net income	$2,830	$1,730	$3,463	$5,950

Earnings per share:
Basic	$5.27	$3.23	$6.45	$11.12
Diluted	$5.22	$3.22	$6.40	$11.06

Weighted-average shares used in calculation of earnings per share:
Basic	537	535	537	535
Diluted	542	538	541	538

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,011	$10,944
Trade receivables, net	7,317	7,268
Inventories	7,362	9,518
Other current assets	3,076	2,602
Total current assets	26,766	30,332

Property, plant and equipment, net	6,156	5,941
Intangible assets, net	28,920	32,641
Goodwill	18,658	18,629
Other noncurrent assets	10,383	9,611
Total assets	$90,883	$97,154

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,768	$16,949
Current portion of long-term debt	3,544	1,443
Total current liabilities	20,312	18,392

Long-term debt	56,854	63,170
Long-term deferred tax liabilities	1,711	2,354
Long-term tax liabilities	2,280	4,680
Other noncurrent liabilities	2,199	2,326
Total stockholders’ equity	7,527	6,232
Total liabilities and stockholders’ equity	$90,883	$97,154

Shares outstanding	538	535

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
GAAP cost of sales	$3,310	$1,806	$9,746	$5,339
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,856)	(668)	(5,546)	(2,008)
Certain net charges pursuant to our restructuring and cost-savings initiatives	—	(1)	—	(36)
Total adjustments to cost of sales	(1,856)	(669)	(5,546)	(2,044)
Non-GAAP cost of sales	$1,454	$1,137	$4,200	$3,295

GAAP cost of sales as a percentage of product sales	40.6%	27.6%	41.8%	28.0%
Acquisition-related expenses (a)	(22.8)	(10.2)	(23.8)	(10.5)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	0.0	0.0	(0.2)
Non-GAAP cost of sales as a percentage of product sales	17.8%	17.4%	18.0%	17.3%

GAAP research and development expenses	$1,450	$1,079	$4,240	$3,250
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(10)	(9)	(60)	(27)
Certain net charges pursuant to our restructuring and cost-savings initiatives	—	—	—	(17)
Total adjustments to research and development expenses	(10)	(9)	(60)	(44)
Non-GAAP research and development expenses	$1,440	$1,070	$4,180	$3,206

GAAP research and development expenses as a percentage of product sales	17.8%	16.5%	18.2%	17.0%
Acquisition-related expenses (b)	(0.1)	(0.2)	(0.3)	(0.1)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	0.0	0.0	(0.1)
Non-GAAP research and development expenses as a percentage of product sales	17.7%	16.3%	17.9%	16.8%

GAAP selling, general and administrative expenses	$1,625	$1,353	$5,218	$3,905
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(60)	(47)	(255)	(138)
Certain net charges pursuant to our restructuring and cost-savings initiatives	—	(13)	—	(13)
Total adjustments to selling, general and administrative expenses	(60)	(60)	(255)	(151)
Non-GAAP selling, general and administrative expenses	$1,565	$1,293	$4,963	$3,754

GAAP selling, general and administrative expenses as a percentage of product sales	19.9%	20.7%	22.4%	20.5%
Acquisition-related expenses (c)	(0.7)	(0.8)	(1.1)	(0.7)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	(0.2)	0.0	(0.1)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	19.2%	19.7%	21.3%	19.7%

GAAP operating expenses	$6,456	$4,882	$19,391	$13,368
Adjustments to operating expenses:
Adjustments to cost of sales	(1,856)	(669)	(5,546)	(2,044)
Adjustments to research and development expenses	(10)	(9)	(60)	(44)
Adjustments to selling, general and administrative expenses	(60)	(60)	(255)	(151)
Certain net charges pursuant to our restructuring and cost-savings initiatives (d)	—	(16)	4	(183)
Certain other expenses (e)	(71)	(628)	(191)	(691)
Total adjustments to operating expenses	(1,997)	(1,382)	(6,048)	(3,113)
Non-GAAP operating expenses	$4,459	$3,500	$13,343	$10,255

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
GAAP operating income	$2,047	$2,021	$4,947	$6,626
Adjustments to operating expenses	1,997	1,382	6,048	3,113
Non-GAAP operating income	$4,044	$3,403	$10,995	$9,739

GAAP operating income as a percentage of product sales	25.1%	30.9%	21.2%	34.7%
Adjustments to cost of sales	22.8	10.2	23.8	10.7
Adjustments to research and development expenses	0.1	0.2	0.3	0.2
Adjustments to selling, general and administrative expenses	0.7	1.0	1.1	0.8
Certain net charges pursuant to our restructuring and cost-savings initiatives (d)	0.0	0.2	0.0	1.0
Certain other expenses (e)	0.9	9.5	0.8	3.7
Non-GAAP operating income as a percentage of product sales	49.6%	52.0%	47.2%	51.1%

GAAP interest expense, net	$(776)	$(759)	$(2,408)	$(2,054)
Adjustments to interest expense, net:
Interest expense on acquisition-related debt (f)	—	332	—	788
Non-GAAP interest expense, net	$(776)	$(427)	$(2,408)	$(1,266)

GAAP other income, net	$1,830	$685	$1,288	$2,431
Adjustments to other income, net
Interest income and other expenses on acquisition-related debt (f)	—	(313)	—	(607)
Net gains from equity investments (g)	(1,608)	(170)	(693)	(1,305)
Total adjustments to other income, net	(1,608)	(483)	(693)	(1,912)
Non-GAAP other income, net	$222	$202	$595	$519

GAAP income before income taxes	$3,101	$1,947	$3,827	$7,003
Adjustments to income before income taxes:
Adjustments to operating expenses	1,997	1,382	6,048	3,113
Adjustments to interest expense, net	—	332	—	788
Adjustments to other income, net	(1,608)	(483)	(693)	(1,912)
Total adjustments to income before income taxes	389	1,231	5,355	1,989
Non-GAAP income before income taxes	$3,490	$3,178	$9,182	$8,992

GAAP provision for income taxes	$271	$217	$364	$1,053
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	228	271	1,007	442
Other income tax adjustments (i)	(33)	23	(44)	6
Total adjustments to provision for income taxes	195	294	963	448
Non-GAAP provision for income taxes	$466	$511	$1,327	$1,501

GAAP tax as a percentage of income before taxes	8.7%	11.1%	9.5%	15.0%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	5.6	4.2	5.4	1.6
Other income tax adjustments (i)	(0.9)	0.8	(0.4)	0.1
Total adjustments to provision for income taxes	4.7	5.0	5.0	1.7
Non-GAAP tax as a percentage of income before taxes	13.4%	16.1%	14.5%	16.7%

GAAP net income	$2,830	$1,730	$3,463	$5,950
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	161	960	4,348	1,547
Other income tax adjustments (i)	33	(23)	44	(6)
Total adjustments to net income	194	937	4,392	1,541
Non-GAAP net income	$3,024	$2,667	$7,855	$7,491

Note: Numbers may not add due to rounding

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended September 30, 2024		Three months ended September 30, 2023
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$2,830	$3,024	$1,730	$2,667

Weighted-average shares for diluted EPS	542	542	538	538

Diluted EPS	$5.22	$5.58	$3.22	$4.96

	Nine months ended September 30, 2024		Nine months ended September 30, 2023
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$3,463	$7,855	$5,950	$7,491

Weighted-average shares for diluted EPS	541	541	538	538

Diluted EPS	$6.40	$14.52	$11.06	$13.92

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.

(b)	For the three months ended September 30, 2024, the adjustments related primarily to noncash amortization of intangible assets from business acquisitions. For the nine months ended September 30, 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition. For the three and nine months ended September 30, 2023, the adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(c)	For the three and nine months ended September 30, 2024 and 2023, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(d)	For the three and nine months ended September 30, 2023, the adjustments related primarily to separation costs associated with our restructuring plan initiated in early 2023.

(e)	For the three and nine months ended September 30, 2024, the adjustments related primarily to impairment charges for in-process R&D assets and changes in the fair values of contingent consideration liabilities, both related to our Teneobio, Inc. acquisition from 2021. For the three and nine months ended September 30, 2023, the adjustments related primarily to a net impairment charge for AMG 340.

(f)	For the three and nine months ended September 30, 2023, the adjustments included (i) interest expense and income on senior notes issued in March 2023 and (ii) debt issuance costs and other fees related to our bridge credit and term loan credit agreements, incurred prior to the closing of our acquisition of Horizon.

(g)	For the three and nine months ended September 30, 2024, the adjustments related primarily to our BeiGene equity fair value adjustment. For the three and nine months ended September 30, 2023, the adjustments related primarily to our Neumora Therapeutics, Inc. and BeiGene equity fair value adjustments, respectively.

(h)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and nine months ended September 30, 2024, was 58.6% and 18.8%, respectively, compared to 22.0% and 22.2% for the corresponding periods of the prior year.

(i)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$3,571	$2,760	$6,719	$7,933
Net cash (used in) provided by investing activities	(210)	(262)	(644)	885
Net cash (used in) provided by financing activities	(3,651)	(2,005)	(8,008)	18,294
(Decrease) increase in cash and cash equivalents	(290)	493	(1,933)	27,112
Cash and cash equivalents at beginning of period	9,301	34,248	10,944	7,629
Cash and cash equivalents at end of period	$9,011	$34,741	$9,011	$34,741

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$3,571	$2,760	$6,719	$7,933
Capital expenditures	(257)	(248)	(725)	(863)
Free cash flow	$3,314	$2,512	$5,994	$7,070

AMGEN REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP diluted EPS guidance	$8.71	—	$9.56
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	11.33	—	11.38
Net gains from equity investments		(1.01)
Other		0.12
Non-GAAP diluted EPS guidance	$19.20	—	$20.00

* The known adjustments are presented net of their related tax impact, which amount to approximately $2.39 per share.

(a) The adjustments primarily include noncash amortization of intangible assets and fair value step-up of inventory acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP tax rate guidance	9.0%	—	10.5%
Tax rate of known adjustments discussed above	4.5%	—	5.0%
Non-GAAP tax rate guidance	14.0%	—	15.0%